Exhibit 99.1

THE TITAN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Revenues	$620,333	$514,932	$1,179,326	$968,954
Costs and expenses:
Cost of revenues	517,445	438,082	987,940	820,354
Selling, general and administrative	46,622	38,143	87,215	74,032
Research and development	4,271	4,695	7,861	8,113
Mergers, investigations and settlements cost (Notes 2 and 3)	74,260	34,423	80,078	52,002
Asset impairment charges (Note 4)	—	15,495	—	15,495
Total costs and expenses	642,598	530,838	1,163,094	969,996
Operating profit (loss)	(22,265)	(15,906)	16,232	(1,042)
Interest expense	(10,363)	(9,158)	(20,335)	(18,274)
Interest income	243	240	532	403
Net gain on sale of investments (Note 9)	1,484	—	1,484	—
Net gain on sale of assets (Note 9)	—	—	—	563
Loss from continuing operations before income taxes	(30,901)	(24,824)	(2,087)	(18,350)
Income tax provision	14,795	68	25,456	2,911
Loss from continuing operations	(45,696)	(24,892)	(27,543)	(21,261)
Income (loss) from discontinued operations, net of tax (Note 7)	1,562	(41,660)	2,421	(42,232)
Net loss	(44,134)	(66,552)	(25,122)	(63,493)
Dividend requirements on preferred stock	—	—	—	(190)
Net loss applicable to common stock	$(44,134)	$(66,552)	$(25,122)	$(63,683)
Basic earnings (loss) per share:
Loss from continuing operations	$(0.54)	$(0.30)	$(0.32)	$(0.26)
Income (loss) from discontinued operations, net of tax	0.02	(0.49)	0.03	(0.50)
Net loss	$(0.52)	$(0.79)	$(0.30)	$(0.76)
Weighted average shares	85,180	83,970	84,991	83,347
Diluted earnings (loss) per share:
Loss from continuing operations	$(0.54)	$(0.30)	$(0.32)	$(0.26)
Income (loss) from discontinued operations, net of tax	0.02	(0.49)	0.03	(0.50)
Net loss	$(0.52)	$(0.79)	$(0.30)	$(0.76)
Weighted average shares	85,180	83,970	84,991	83,347

The accompanying notes are an integral part of these consolidated financial statements.

THE TITAN CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars, except share and per share data)

	June 30, 2005	December 31, 2004
Assets	(Unaudited)
Current Assets:
Cash and cash equivalents	$23,105	$16,672
Accounts receivable — net	545,215	515,386
Inventories	24,874	21,336
Prepaid expenses and other	32,272	29,039
Deferred income taxes	69,270	95,390
Current assets of discontinued operations (Note 7)	3,389	1,665
Total current assets	698,125	679,488
Property and equipment — net	54,862	57,542
Goodwill	501,022	464,469
Intangible assets	21,834	19,819
Other assets — net	38,855	41,599
Deferred income taxes	49,935	52,647
Non-current assets of discontinued operations (Note 7)	17,924	26,469
Total assets	$1,382,557	$1,342,033
Liabilities and Stockholders' Equity
Current Liabilities:
Current portion of amounts outstanding under line of credit	$3,500	$3,500
Accounts payable	111,902	116,032
Current portion of long-term debt	36	500
Accrued compensation and benefits	112,007	98,368
Other accrued liabilities	156,641	115,168
Current liabilities of discontinued operations (Note 7)	8,201	20,995
Total current liabilities	392,287	354,563
Long-term portion of amounts outstanding under line of credit	383,269	352,750
Senior subordinated notes	200,000	200,000
Other long-term debt	469	491
Other non-current liabilities	48,364	52,831
Non-current liabilities of discontinued operations Note 7)	27,319	33,318
Commitments and contingencies (Note 10)
Stockholders' Equity:
Preferred stock, $1 par value, authorized 5,000,000 shares:
Series A junior participating, designated 1,000,000 authorized shares: None issued	—	—
Common stock, $.01 par value, authorized 200,000,000 shares: 85,731,246 and 84,779,939 shares issued and outstanding as of March 31, 2005 and March 31, 2004, respectively	857	848
Capital in excess of par value	693,764	684,934
Deferred compensation	(18)	(53)
Accumulated deficit	(361,740)	(336,618)
Treasury stock at cost: 323,258 shares	(2,014)	(1,031)
Total stockholders' equity	330,849	348,080
Total liabilities and stockholders' equity	$1,382,557	$1,342,033

The accompanying notes are an integral part of these consolidated financial statements.

THE TITAN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands of dollars)

	Six months ended June 30,
	2005	2004
Cash Flows from Operating Activities:
Loss from continuing operations	$(27,543)	$(21,261)
Adjustments to reconcile loss from continuing operations to net cash provided by (used for) operating activities, net of effects of net assets sold and businesses acquired:
Asset impairment charge (Note 4)	—	15,495
Provision for estimated Class Action Settlement (Note 2 and 10)	67,400	—
Net gain on investments	(1,483)	—
Depreciation and amortization	7,993	7,784
Deferred income taxes and other	25,163	4,567
Deferred compensation	35	853
Changes in operating assets and liabilities, net of effects of net assets sold and businesses acquired:
Accounts receivable	(24,827)	(57,160)
Inventories	(3,538)	1,409
Prepaid expenses and other assets	(6,330)	(12,987)
Accounts payable	(6,091)	2,606
Accrued compensation and benefits	12,591	(5,047)
Accrual for FCPA investigation settlement charge	(28,500)	25,500
Other liabilities	1,165	2,321
Net cash provided by (used for) continuing operations	16,035	(35,920)
Income (loss) from discontinued operations	2,421	(42,232)
Asset impairment charges (Note 4)	—	43,183
Proceeds from divestiture of businesses (Note 7)	8,433	6,000
Changes in net assets and liabilities of discontinued operations	(14,619)	(5,819)
Net cash provided by (used for) discontinued operations	(3,765)	1,132
Net cash provided by (used for) operating activities	12,270	(34,788)
Cash Flows from Investing Activities:
Capital expenditures	(4,158)	(16,776)
Acquisition of business, net of cash acquired	(39,844)	—
Proceeds from sale of investments and net assets	4,115	2,880
Earnout payment related to prior year acquisition	(658)	(2,460)
Other investments	(66)	(1,243)
Other	—	1,103
Net cash used for investing activities	(40,611)	(16,496)
Cash Flows from Financing Activities:
Additions to debt	30,519	49,125
Retirements and other payments of debt	(486)	(241)
Preferred stock redemption (Note 5)	—	(12,518)
Proceeds from exercise of stock options and other	4,757	13,566
Dividends paid	—	(190)
Other	(16)	(220)
Net cash provided by financing activities	34,774	49,522
Effect of exchange rate changes on cash	—	215
Net increase (decrease) in cash and cash equivalents	6,433	(1,547)
Cash and cash equivalents at beginning of period	16,672	26,974
Cash and cash equivalents at end of period	$23,105	$25,427

The accompanying notes are an integral part of these consolidated financial statements.

THE TITAN CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(Unaudited)
(in thousands of dollars, except per share data)

	Cumulative Convertible Preferred Stock	Common Stock	Capital In Excess of Par Value	Deferred Compen- sation	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Six Months Ended June 30, 2005
Balances at December 31, 2004	$—	$848	$684,934	$(53)	$(336,618)	$—	$(1,031)	$348,080
Exercise of stock options and other	—	6	5,734	—	—	—	(983)	4,757
Amortization of deferred compensation	—	—	—	35	—	—	—	35
Shares issued under the employee stock purchase plan	—	3	3,096	—	—	—	—	3,099
Net loss	—	—	—	—	(25,122)	—	—	(25,122)
Balances at June 30, 2005	$—	$857	$693,764	$(18)	$(361,740)	$—	$(2,014)	$330,849

Six Months Ended June 30, 2004
Balances at December 31, 2003	$687	$822	$670,733	$(1,584)	$(298,221)	$(215)	$(813)	$371,409
Exercise of stock options and other	—	21	13,673	—	—	—	(128)	13,566
Redemption of preferred stock (Note 5)	(626)	—	(11,892)	—	—	—	—	(12,518)
Conversion of preferred stock	(61)	—	61	—	—	—	—	—
Amortization of deferred compensation	—	—	—	853	—	—	—	853
Foreign currency translation adjustment	—	—	—	—	—	215	—	215
Shares issued under the employee stock purchase plan	—	3	2,715	—	—	—	—	2,718
Dividends on preferred stock —Cumulative convertible, $.28 per share	—	—	(190)	—	—	—	—	(190)
Net loss	—	—	—	—	(63,493)	—	—	(63,493)
Balances at June 30, 2004	$—	$846	$675,100	$(731)	$(361,714)	$—	$(941)	$312,560

The accompanying notes are an integral part of these consolidated financial statements.

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2005
(in thousands, except share and per share data, or as otherwise noted)

Note (1)    Basis of Financial Statement Preparation

The accompanying consolidated financial information of The Titan Corporation and its subsidiaries (Titan or the Company) should be read in conjunction with Titan's Annual Report on Form 10-K to the Securities and Exchange Commission (SEC) for the year ended December 31, 2004. The accompanying financial information includes substantially all subsidiaries on a consolidated basis and all normal recurring adjustments which are considered necessary by the Company's management for a fair presentation of the financial position, results of operations and cash flows for the periods presented. However, these results are not necessarily indicative of results for a full fiscal year. Additionally, certain prior period amounts have been reclassified to conform to the current period presentation.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant Accounting Policies

Reclassifications.    Certain reclassifications have been made to the prior year presentation to conform to the 2005 presentation.

Stock-Based Compensation.    As allowed by Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," Titan has elected to continue to apply the intrinsic value based method of accounting for stock options and has adopted the disclosure only provisions of the fair value method contained in SFAS No. 123. Compensation cost, if any, is measured as the excess of the quoted market price of Titan's stock on the date of grant over the exercise price of the grant. Had compensation cost for Titan stock-based compensation plans been determined based on the fair value method at the grant dates for awards under those plans, our results of operations would have been reduced to the pro forma amounts indicated below:

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Net loss, as reported	$(44,134)	$(66,552)	$(25,122)	$(63,493)
Add: Total stock-based employee compensation expense in reported net loss, net of related tax effects	11	202	22	512
Less: Total stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	(1,861)	(1,498)	(3,680)	(3,218)
Net loss, pro forma	$(45,984)	$(67,848)	$(28,780)	$(66,199)
Earnings (loss) per share:
Basic as reported	$(0.52)	$(0.79)	$(0.30)	$(0.76)
Basic pro forma	$(0.54)	$(0.81)	$(0.34)	$(0.79)
Diluted as reported	$(0.52)	$(0.79)	$(0.30)	$(0.76)
Diluted pro forma	$(0.54)	$(0.81)	$(0.34)	$(0.79)

Goodwill and Other Intangible Assets.    Goodwill represents the excess of costs over fair value of assets of businesses acquired. Effective January 1, 2002, Titan adopted SFAS No. 142, "Goodwill and Other Intangible Assets," which establishes financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "Intangible Assets." Goodwill and

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2005
(in thousands, except share and per share data, or as otherwise noted)

intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets."

SFAS No. 142 requires that goodwill be tested for impairment at the reporting unit level at least annually, utilizing a two step methodology. The initial step requires Titan to assess whether indications of impairment exist. If indications of impairment are determined to exist, the second step of measuring impairment is performed, wherein the fair value of the relevant reporting unit is compared to the carrying value, including goodwill, of such unit. If the fair value exceeds the carrying value, no impairment loss is recognized. However, if the carrying value of the reporting unit exceeds its fair value, the goodwill of the reporting unit is impaired.

Titan performs its annual testing for impairment of goodwill and other intangible assets in connection with the preparation of its annual financial statements.

Note (2)    Merger with L-3 Communications Corporation

On June 2, 2005, Titan, L-3 Communications Corporation (L-3) and Saturn VI Acquisition Corp. (Merger Sub) entered into an Agreement and Plan of Merger (Merger Agreement), pursuant to which Merger Sub would be merged with and into Titan, with Titan continuing as the surviving corporation and a wholly-owned subsidiary of L-3 (the Merger). On July 29, 2005, the Merger was completed on the terms and subject to the conditions of the Merger Agreement, such that each share of common stock, par value $0.01 per share, of Titan (Titan Common Stock) was converted into the right to receive $23.10 in cash (the Merger Consideration). Each outstanding option to purchase Titan Common Stock was canceled and converted into the right to receive in cash the amount by which the Merger Consideration exceeded the exercise price. Also in connection with the acquisition, L-3 assumed all Titan's debt, including its Senior Credit Facility and its Senior Subordinated Notes (Note 8).

Concurrently with entering into the Merger Agreement, Titan entered into two memoranda of understanding (MOUs) to settle federal and state securities law class actions and derivative suits pending in both federal and state courts in California and the Delaware Court of Chancery. As part of the settlement, which became effective after the closing of the Merger, L-3 assumed a cash obligation of $67.4 million. The MOUs contemplated execution of separate stipulations of settlements that were filed in the California federal court and the Delaware Chancery Court. The MOUs resolved the class actions and derivative suits against Titan and its directors and officers arising out of, among other things, allegations involving the Foreign Corrupt Practices Act and the failed merger with Lockheed Martin. The settlement of the derivative action also resolved claims that were filed in the Delaware Court of Chancery on June 3, 2005 challenging the Merger (Note 10).

Note (3)    Merger, Investigation and Settlement Costs

Proposed Merger with L-3 Communications Corporation

In the three months ended June 30, 2005, Titan incurred $71.6 million of settlement provision, legal, accounting, printing and other professional fees and costs related to the proposed merger with L-3.

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2005
(in thousands, except share and per share data, or as otherwise noted)

Terminated Merger with Lockheed Martin Corporation

On June 26, 2004, Lockheed Martin Corporation terminated the merger agreement pursuant to which Lockheed Martin was to have acquired Titan. The merger agreement was entered into in September 2003 and amended in March 2004 and April 2004 to provide additional time for Titan to resolve the Securities and Exchange Commission (SEC) and Department of Justice (DoJ) investigations under the Foreign Corrupt Practices Act (FCPA) (see Note 10).

On March 1, 2005, Titan settled the government investigations related to the FCPA. In the three and six months ended June 30, 2005, respectively, merger, investigation and settlement costs in the accompanying consolidated statement of operations include $1.9 million and $7.3 million in legal costs related to the resolution of the FCPA investigation and $0.8 million and $ 1.2 million in legal costs stemming from FCPA-related litigation and investigations (see Note 10).

In the three months and six months ended June 30, 2004, respectively, Titan incurred approximately $34.4 million and $52.0 million in settlement provision, legal, investment banking, accounting, printing and other professional fees and costs related to the terminated merger, which are reflected in merger, investigation and settlement costs in the accompanying consolidated statements of operations. The investigation related costs which approximated $6.2 million and $18.1 million of these costs in the three months and six months ended June 30, 2004, respectively, include the costs associated with the comprehensive internal review conducted by Titan to evaluate whether payments involving international consultants for Titan or its subsidiaries were made in violation of applicable law. The legal, accounting and other professional fees incurred also supported the related inquiry by the Department of Justice and the investigation by the Securities and Exchange Commission. Also included are costs of approximately $2.7 million and $8.4 million for the three and six months ended June 30, 2004, respectively, related to the merger transaction itself, including the exchange offer and consent solicitation for Titan's senior subordinated notes and the redemption of Titan's preferred stock, both of which were conditions to close the terminated merger.

In the three months and six months ended June 30, 2004, Titan recorded an additional provision of $25.5 million for anticipated settlement costs related to the government FCPA investigations. Titan had previously recorded $3.0 million as of December 31, 2003, for resolution of this matter, thereby bringing the total amount recorded to $28.5 million. Titan did not accrue for any remaining legal costs expected to be incurred to reach resolution of the FCPA matter, and those costs were expensed as incurred.

Note (4)    Asset Impairment Charges

During the three months and six months ended June 30, 2004, Titan recorded asset impairment charges totaling $15.5 million. Approximately $10 million of these charges pertain to impairment of fixed assets directly related to the termination of a program by a U.S. civilian government agency in the second quarter, and impairment of assets associated with a reduction in scope of planned business activities in Saudi Arabia. As a result of curtailing the activities in Saudi Arabia and with the U.S. civilian government agency, future cash flows will be insufficient to recover the carrying value of certain dedicated assets. Approximately $5.5 million related to a charge for impairment of a technology license Titan purchased from SureBeam in 2001 (see Note 10).

Note (5)    Redemption of Cumulative Convertible Preferred Stock

On March 15, 2004, Titan redeemed all outstanding shares of its cumulative convertible preferred stock. The redemption was a condition to the close of the terminated merger with Lockheed Martin. An aggregate of 625,846 shares were redeemed at $20 per share, plus cumulative dividends in arrears

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2005
(in thousands, except share and per share data, or as otherwise noted)

of $0.03 per share, which utilized cash of approximately $12.5 million, and the remaining 60,983 shares of preferred stock were converted by shareholders into 47,580 shares of common stock. The redemption of the preferred stock is recorded in stockholders' equity.

Note (6)    Acquisition of Intelligence Data Systems

On April 21, 2005, Titan completed the acquisition of 100% of the outstanding shares of Intelligence Data Systems, Inc. (IDS), a high-technology and professional services firm supporting the U.S. intelligence community through highly specialized expertise in data mining, high-performance computing, data analysis, information fusion, and information sharing. The acquisition was to further Titan's goal of acquiring government information technology companies that fit strategically with its government business, particularly within the intelligence community marketplace. At the closing, Titan paid $39.9 million, net of cash acquired, plus applicable acquisition costs. Of this amount, $6.3 million has been placed in escrow to satisfy any indemnification claims by Titan. The excess of the $42.8 million purchase price over the estimated fair market value of the net assets acquired was approximately $41.2 million. In connection with the acquisition, Titan had an independent valuation completed by the McLean Group, LLC to assist management in its purchase price allocation for the IDS acquisition. The independent valuation was the basis for Titan's allocation of $36.5 million to goodwill and $4.7 million to intangible assets. The intangible assets consist of customer related intangibles, such as customer contracts and customer relationships, which will be amortized over the estimated useful life of 8 years. IDS's operations are reported in our operating results from April 22, 2005. The acquisition was accounted for as a purchase in accordance with the provisions of SFAS No. 141, "Business Combinations", and accordingly, the results of operations of IDS have been included in Titan's results of operations beginning as of the date of acquisition. Pro forma financial information has not been provided as the acquisition is not significant to Titan.

Note (7)    Discontinued Operations

In June 2004, Titan's board of directors decided to sell or otherwise divest its Datron World Communications business (Datron World) and its Titan Scan Technologies service business (Scan Services). These non-core operations did not perform to management's expectations, and their divestiture would allow Titan to better focus on its core National Security Solutions business. Subsequently, in November 2004, Titan sold its Datron World business for approximately $4.7 million, resulting in a loss of approximately $2.0 million. Additionally, in February 2005, Titan sold Scan Services for $4.9 million, resulting in a gain of $0.2 million. In connection with the sale, Titan assigned its lease on one facility to the buyer, but remained liable for facilities restoration costs on this facility. Prior to its sale, Scan Services generated revenues for the first quarter of 2005 of $0.6 million. These businesses have been reported as discontinued operations in accordance with SFAS No. 144, and all periods presented have been restated accordingly to reflect these operations as discontinued.

In July 2002, Titan's board of directors decided to exit all of its international telecommunications businesses by selling and winding down its Titan Wireless operation. Titan immediately began implementing these actions, which were substantially completed during 2003. Titan reported this exit of the Titan Wireless business as a discontinued operation in accordance with SFAS No. 144.

On December 10, 1999, Titan's wholly-owned subsidiary, Titan Africa, Inc. (Titan Africa), in connection with its contract to build a satellite-based telephone system for its customer, the national telephone company of Benin, Africa (the OPT), entered into a Loan Facility agreement for up to 30.0 billion Francs CFA (the currency of the African Financial Community), equivalent to approximately $45.0 million U.S. dollars, with a syndicate of five banks, with Africa Merchant Bank as the arranger. This financing was subsequently increased by 6.0 billion francs CFA to approximately

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2005
(in thousands, except share and per share data, or as otherwise noted)

$54.0 million. This medium-term financing is a non-recourse loan to Titan Africa which is guaranteed by the OPT and secured by the OPT's equipment and revenues related to the project. The facility has a fixed interest rate of 9.5% per year and was originally to be repaid in seven equal semi-annual payments from the net receipts of this project, or by the OPT in the event that such receipts are not adequate to make these payments, which commenced on December 31, 2000 and were scheduled to end on December 31, 2003. The payment terms were subsequently amended calling for quarterly payments through mid-2006. The borrowings on this facility have been utilized to fund various equipment and subcontractor costs incurred most notably by Alcatel of France, a major subcontractor to this project.

Related to Titan's contract with the OPT, Titan has a $28.8 million gross receivable due from the OPT, less a reserve of $10.9 million, which is reflected as a net $17.9 million in non-current assets of discontinued operations as of June 30, 2005. The $17.9 million receivable is equal to the outstanding balance on the non-recourse loan, drawn to cover subcontract costs. The $17.9 million balance on the non-recourse loan is included in non-current liabilities of discontinued operations at June 30, 2005. The $10.9 million difference between the gross receivable of $28.8 million and the $17.9 million balance on the non-recourse loan represents amounts currently due from the OPT under the Titan settlement agreement entered into with the OPT in 2003. This agreement contemplated a $25 million payment by the OPT to Titan, which was due in full by November 30, 2003. On December 31, 2003, Titan received a partial payment of $11 million on the settlement. Based on the facts available in the second quarter of 2004, principally the OPT's cash flow deficiencies and inability to obtain adequate financing, Titan recorded a full reserve for the then remaining $14.3 million balance outstanding. Notwithstanding this reserve, Titan has commenced an international arbitration against the OPT seeking collection of this receivable. In July 2005, Titan received an additional cash payment from the OPT of $3.4 million which is reflected as income in the second quarter as the receivable was previously fully reserved.

At December 31, 2004, Titan Wireless had an accrual for $10.3 million for estimated costs of resolving a contingent liability with a subcontractor related to this project. In February 2005, Titan received a demand for full payment from the subcontractor, based on an international arbitration ruling which Titan was in the process of appealing. In light of this, Titan and the subcontractor later reached a final settlement whereby, in March 2005, Titan paid $9.0 million in full settlement of the matter, resulting in a gain of $1.3 million in the first quarter of 2005.

A summary of the utilization of exit and restructuring accruals related to the Titan Wireless discontinued operation during the six months ended June 30, 2005 is as follows:

	Balance December 31, 2004	Cash Paid	Change in Estimate	Balance June 30, 2005
Titan Wireless:
Contingent liability with subcontractor	$10,311	$(8,980)	$(1,331)	$—
Estimated exit costs	3,192	(639)	(594)	1,959
	$13,503	$(9,619)	$(1,925)	$1,959

On June 2, 2004, Titan sold Cayenta Canada, its remaining commercial information technology business for a net $5.6 million in cash, with no resulting gain or loss recorded on the sale. Titan recorded current liabilities related to this sale of approximately $1.8 million related to potential purchase price adjustments due to the buyer and transaction-related costs and indemnification obligations related to the sale. Additionally, Titan had previously guaranteed performance on several customer contracts and leased a facility that was subleased to Cayenta Canada. Although the buyer agreed to indemnify Titan for performance on certain of these contracts and subleased the facility,

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2005
(in thousands, except share and per share data, or as otherwise noted)

Titan was not released from its obligations under these guarantees or under the facility lease. The face value of the performance guarantees is approximately $14 million at June 30, 2005. Substantially all of the guarantees were issued prior to December 31, 2003 and are therefore not required to be recognized and measured under the provisions of FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others—an Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34." Titan has not had to make any payments with respect to performance guarantees provided to customers of this business since Titan acquired the business in 1999 and has not provided any reserves for these contingencies at June 30, 2005, based on management's assessment that such payments are not probable of being made.

In October 2001, Titan adopted a definitive plan to spin-off SureBeam in the form of a tax-free dividend to Titan stockholders within the next 12 months from that date. At the time Titan adopted the plan to spin-off SureBeam, in accordance with APB No. 30, Titan accounted for SureBeam as a discontinued operation. On August 5, 2002, Titan's remaining ownership interest in SureBeam was spun-off to Titan stockholders as a tax-free dividend. Prior to the adoption of the spin-off plan, Titan reported the SureBeam business as a separate segment.

In January 2004, SureBeam began liquidation proceedings under Chapter 7 of the United States Bankruptcy Code. During 2004, as a result of the bankruptcy proceedings, Titan assumed certain lease obligations and idle facilities which were previously guaranteed by Titan. Additionally, and since the time of the completion of the bankruptcy proceedings, Titan has incurred expenses and recorded charges related to these lease obligations and idle facilities that have been accounted for in discontinued operations, as such guarantees on the obligations of SureBeam existed at the time SureBeam was originally discontinued in October 2001. In the second and fourth quarters of 2004, the Company recorded charges aggregating $14.4 million to accrue the estimate of the shortfall between the amount of the SureBeam lease guarantees and the amount expected to be recovered by subleasing activities and for amounts to be incurred for facilities restoration costs.

As of June 30, 2005, the total amount of the accrual remaining to cover the aforementioned costs was $12.8 million, reflecting an approximate $0.6 million and $1.1 million use of the accrual for lease payments made on idle facilities in the three and six months ended June 30, 2005. In June 2005, Titan entered into a sub-lease agreement with a third party with the same rights and duties as Titan's lease. To date, Titan has not transferred any of the guaranteed leases to third parties. The gross obligations under leases and lease guarantees are approximately $20.5 million.

In relation to SureBeam's strategic alliance with Hawaii Pride, Titan has guaranteed repayment of Hawaii Pride's bank debt up to the greater of SureBeam's equity interest in Hawaii Pride (which is zero), or 19.9% of Hawaii Pride's $6.8 million, 15-year loan from its lender, WebBank. As of June 30, 2005, Titan has guaranteed approximately $1.0 million, or 19.9% of the current loan balance of $5.2 million. In the event that Hawaii Pride defaults on the loan, Titan currently expects to be obligated to cover any defaults on the entire outstanding balance of the loan if the default is not cured within 90 days. In late October 2003, Titan was notified by Hawaii Pride that Hawaii Pride had stopped receiving financial support from SureBeam and did not have sufficient cash resources to make its monthly principal and interest payments to WebBank. Titan subsequently extended a credit facility to Hawaii Pride of up to a maximum of $0.8 million in principal to cover shortfalls in debt service payments. This facility is secured by a second lien on the assets of Hawaii Pride, including a second mortgage on its facility. As of June 30, 2005, Titan has loaned approximately $0.6 million to Hawaii Pride and, to Titan's knowledge, Hawaii Pride is current in its debt service to WebBank. All amounts outstanding under the Titan credit facility are required to be repaid in twenty equal quarterly installments commencing on October 1, 2005.

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2005
(in thousands, except share and per share data, or as otherwise noted)

Income Statement Summary

Following is a summary of the income (loss) from discontinued operations for 2005 and 2004:

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Loss from discontinued operations	$(99)	$(2,519)	$(735)	$(3,611)
Impairment of assets	—	(50,383)	—	(50,383)
Gain (loss) on subcontractor liability settlement	—	(3,900)	1,331	(3,900)
Collection of previously reserved receivable	3,389	—	3,389	—
Change in estimated exit costs	110	—	594	—
Gain on sale of businesses, net	—	—	185	—
Net income (loss), pro forma	3,400	(56,802)	4,764	(57,894)
Tax expense (benefit)	1,838	(15,142)	2,343	(15,662)
Net income (loss)	$1,562	$(41,660)	$2,421	$(42,232)

Balance Sheet Summary

Following is a table of all related balance sheet categories for discontinued operations:

	As of June 30, 2005	As of December 31, 2004
Current assets of discontinued operations:
Accounts receivable, inventory and other	$3,389	$1,665
	$3,389	$1,665
Non-current assets of discontinued operations:
Accounts receivable	$17,924	$23,387
Fixed assets and other	—	3,082
	$17,924	$26,469
Current liabilities of discontinued operations:
Subcontractor contingency reserve	$—	$10,311
Lease obligations and facilities restoration	4,280	5,095
Exit costs	1,959	3,192
Other	1,962	2,397
	$8,201	$20,995
Non-current liabilities of discontinued operations:
Non-recourse loan	$17,924	$23,387
Lease obligations and facilities restoration	9,395	9,931
	$27,319	$33,318

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2005
(in thousands, except share and per share data, or as otherwise noted)

Note (8)    Debt

Senior Credit Facility

On May 23, 2002, Titan entered into an agreement with Wachovia Bank, National Association and Wachovia Securities for a $485 million senior credit facility from a syndicate of commercial banks including Wachovia Securities acting as sole lead arranger and Wachovia Bank, National Association, as Administrative Agent, The Bank of Nova Scotia and Comerica Bank as Co-Syndication Agents and Branch Banking and Trust Company and Toronto Dominion Bank as Co-Documentation Agents and other financial institutions. The senior credit facility is comprised of an aggregate credit commitment of $485 million, consisting of a seven-year term loan in an aggregate principal amount of $350 million and a six-year $135 million revolving credit facility. The seven-year term loan matures on June 30, 2009, and the senior revolver matures on May 28, 2008.

At June 30, 2005, total borrowings outstanding under Titan's senior credit facility were $386.8 million at a weighted average interest rate of 5.84%. Commitments under letters of credit, which reduce availability under the senior credit facility, were approximately $4.6 million at June 30, 2005, resulting in approximately $73.4 million of borrowing availability on the senior revolver at June 30, 2005. Of the total outstanding borrowings, $3.5 million was short-term. At June 30, 2005, Titan was in compliance with all financial covenants under its various debt agreements; which are comprised of a maximum total debt to EBITDA ratio of 4.5 to 1.0, a maximum total senior debt to EBITDA ratio of 2.75 to 1.0, a minimum interest coverage ratio of 3.0 to 1.0, a minimum fixed charge coverage ratio of 1.35 to 1.0 and a minimum net worth of approximately $278.0 million at June 30, 2005. The remaining unamortized deferred costs and expenses of $6.2 million related to the senior credit facility, which were incurred primarily in 2002, are included in Intangible Assets at June 30, 2005 and will be amortized over the remaining term of the senior credit facility, assuming no prepayment is made.

Senior Subordinated Notes

On May 15, 2003, Titan sold $200 million of 8% senior subordinated notes due May 15, 2011 in a private placement (the Notes). Titan used the net proceeds from the issuance of the Notes, plus borrowings of $50 million under its revolving credit facility and additional cash on hand, to redeem all of the $250 million of the then-outstanding 5¾% HIGH TIDES convertible preferred securities. The redemption of HIGH TIDES occurred on June 4, 2003.

Titan is required to make interest payments on the Notes semi-annually in arrears on May 15 and November 15 at the rate of 8% per annum. Titan may redeem the Notes, in whole or in part, on or after May 15, 2007 at the following redemption prices, plus accrued and unpaid interest and liquidated damages, if any:

Year	Percentage
2007	104.0%
2008	102.0%
2009 and thereafter	100.0%

In addition, on or prior to May 15, 2006, Titan may redeem up to 35% of the aggregate principal amount of the Notes with the net proceeds of certain equity offerings at a redemption price of 108% of principal together with accrued and unpaid interest. The Notes are unsecured and rank or will rank equally with Titan's current or future senior subordinated indebtedness. Each of Titan's domestic subsidiaries, other than Cayenta, guarantee the Notes. The guarantees are unsecured and rank equally with each guarantor's senior subordinated indebtedness. The Notes and the guarantees are junior to all of Titan's and each guarantor's senior indebtedness and senior to all of Titan's and each guarantor's subordinated indebtedness (see Note 11).

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2005
(in thousands, except share and per share data, or as otherwise noted)

On July 19, 2004, Titan completed the exchange of the existing Notes for a new series of substantially identical 8% senior subordinated notes due May 15, 2011 registered under the Securities Act.

The remaining unamortized deferred costs and expenses of $4.6 million related to the Notes, which were incurred in May 2003, are included in Intangible Assets at June 30, 2005, and will be amortized over the term of the Notes, assuming no prepayment is made.

Note (9)    Other Financial Information

Earnings Per Share

Basic and diluted earnings per share were computed based on net income (loss), less the regular quarterly dividend requirement for preferred stock and the accrued dividend to the date of redemption.

The following data summarize information relating to the per share computations for income from continuing operations:

	Three months ended June 30, 2005			Three months ended June 30, 2004
	Income (loss) (Numerator)	Shares (000's) (Denominator)	Per Share Amounts	Income (Loss) (Numerator)	Shares (000's) (Denominator)	Per Share Amounts
Loss from continuing operations	$(45,696)			$(24,892)
Basic EPS:
Loss from continuing operations available to common stockholders	(45,696)	85,180	$(0.54)	(24,892)	83,970	$(0.30)
Effect of dilutive securities:
Stock options and warrants	—	—	—	—	—	—
Diluted EPS:
Loss from continuing operations available to common stockholders	$(45,696)	85,180	$(0.54)	$(24,892)	83,970	$(0.30)

	Six months ended June 30, 2005			Six months ended June 30, 2004
	Income (loss) (Numerator)	Shares (000's) (Denominator)	Per Share Amounts	Income (Loss) (Numerator)	Shares (000's) (Denominator)	Per Share Amounts
Loss from continuing operations	$(27,543)			$(21,261)
Less preferred stock dividends	—			(190)
Basic EPS:
Loss from continuing operations available to common stockholders	(27,543)	84,991	$(0.32)	(21,451)	83,347	$(0.26)
Effect of dilutive securities:
Stock options and warrants	—	—	—	—	—	—
Diluted EPS:
Loss from continuing operations available to common stockholders	$(27,543)	84,991	$(0.32)	$(21,451)	83,347	$(0.26)

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2005
(in thousands, except share and per share data, or as otherwise noted)

In the three months ended June 30, 2005, options and warrants to purchase approximately 8,741,600 shares of common stock at prices ranging from $1.04 to $18.03 per share were not included in the computation of diluted EPS, as the effect would have been anti-dilutive due to the net loss. In the three months ended June, 2005, options and warrants to purchase approximately 194,300 shares of common stock at prices ranging from $20.68 to $29.74 per share were not included in the computation of diluted EPS, as their effect was anti-dilutive due to the exercise price being higher than Titan's average market price in the period. In the three months ended June 30, 2004, options and warrants to purchase approximately 3,136,200 shares of common stock at prices ranging from $1.04 to $17.29 per share were not included in the computation of diluted EPS, as the effect would have been anti-dilutive due to the net loss. In the three months ended June 30, 2004, options and warrants to purchase approximately 362,500 shares of common stock at prices ranging from $19.43 to $29.74 were not included in the computation of diluted EPS, as their effect was anti-dilutive due to the exercise price being higher than Titan's average market price in the period.

In the six months ended June 30, 2005, options and warrants to purchase approximately 8,853,700 shares of common stock at prices ranging from $1.04 to $18.03 per share were not included in the computation of diluted EPS, as the effect would have been anti-dilutive due to the net loss. In the six months ended June 30, 2005, options and warrants to purchase approximately 198,600 shares of common stock at prices ranging from $19.43 to $29.74 per share were not included in the computation of diluted EPS, as their effect was anti-dilutive due to the exercise price being higher than Titan's average market price in the period. In the six months ended June 30, 2004, options and warrants to purchase approximately 3,448,800 shares of common stock at prices ranging from $1.04 to $19.43 per share were not included in the computation of diluted EPS, as the effect would have been anti-dilutive due to the net loss. In the six months ended June 30, 2004, options and warrants to purchase approximately 353,200 shares of common stock at prices ranging from $19.43 to $29.74 were not included in the computation of EPS, as their effect was anti-dilutive due to the exercise price being higher than Titan's average market price in the period.

Approximately 223,600 shares of common stock in the six month period in 2004 that could have been issued from the potential conversion of cumulative convertible preferred stock were not included in the computation of diluted EPS, as the effect would have been anti-dilutive. The change in potential dilution from 2004 to 2005 is the result of its redemption on March 15, 2004 (see Note 5).

Select Statement of Operations Data

Included in revenue for the three and six months ended June 30, 2005, are revenues related to a single contract with the U.S. Army to provide linguist services of $109.8 million and 194.8 million, representing 17.7% and 16.5% of total revenues for the three and six months, respectively. Revenues related to our enterprise information technology contract for U.S. Special Operations Command were $19.8 million and $38.7 million, or 3.2% and 3.3%, of total revenues for the three and six month periods, respectively. Revenues related to our Joint Deployable Intelligence Support Systems contract were $10.8 million and $24.6 million, or 1.7% and 2.1% of total revenues for the three and six months, respectively. Revenues related to our Enterprise Architecture and Decision Support contract for NSA were $12.2 million and $24.6 million, or 2% and 2.1% of total revenues for the three and six months, respectively. No other single contract accounted for more than 2% of total revenues for these periods.

Also included in revenues for the three and six months ended June 30, 2005 is $1.0 million related to the sale of SureBeam inventory, which was awarded to Titan during 2004 in liquidation proceedings under Chapter 7 of the United States Bankruptcy Code.

The net gain on sale of investments reflected in the consolidated statement of operations for the three months ended June 30, 2005 includes a gain of $2.6 million derived from proceeds received in a

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2005
(in thousands, except share and per share data, or as otherwise noted)

capital distribution of $4.1 million as a result of the successful sale of a component of Titan Investment Partners (TIP), formerly E-Celerator, over the cost basis of $1.5 million. This gain was offset by a loss of $0.2 million on another component of TIP based on an indication from the Portfolio Manager that the fair market value was impaired and a loss of $0.9 million as a result of recording a full write-down on another investment.

The net gain on sale of assets reflected in the consolidated statement of operations for the six months ended June 30, 2004 represents a gain on the sale of certain contracts and related assets and liabilities of $0.9 million, which sale was completed in order to mitigate concerns raised by one customer related to organizational conflict of interest issues arising from the terminated merger with Lockheed Martin. The aforementioned gain was partially offset by a loss of $0.3 million on another sale of certain contracts and related assets and liabilities, which were sold as part of Titan's ongoing strategy to divest non-core assets and operations.

Select Balance Sheet Data

The following are details concerning certain balance sheet data:

	June 30, 2005	December 31, 2004
Accounts Receivable:
U.S. government - billed	$395,413	$415,889
U.S. government - unbilled	128,004	88,257
Trade	25,026	14,648
Less: Allowance for doubtful accounts	(3,228)	(3,408)
	$545,215	$515,386
Inventories:
Materials	$9,332	$6,988
Work-in-process	12,252	10,107
Finished goods	3,290	4,241
	$24,874	$21,336

A summary of the utilization of exit and restructuring accruals during the six months ended June 30, 2005 is as follows:

	Balance December 31, 2004	Cash Paid	Change in Estimate	Balance June 30, 2005
Titan Systems restructuring:
Estimated facilities consolidation costs	$14,856	$(2,584)	$(195)	$12,077
Cayenta headquarters exit costs:
Lease commitment costs	383	(184)	41	240
Employee termination costs and other	45	(46)	18	17
	428	(230)	59	257
	$15,284	$(2,814)	$(136)	$12,334

At June 30, 2005, $3.4 million of the exit and restructuring accruals are included in Other Accrued Liabilities and $8.9 million are included in Other Non-current Liabilities on the consolidated balance sheet. The remaining accrual balance is primarily comprised of amounts due under the excess facilities as a result of facilities consolidation, which requires lease payments and other lease costs, net of assumed sublease income, to be paid over the remaining lease terms, which expire in 2009.

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2005
(in thousands, except share and per share data, or as otherwise noted)

Supplemental Cash Flow Information

Supplemental disclosure of cash flow information:

	Six months ended June 30,
	2005	2004
Non-cash investing and financing activities:
Shares contributed to employee benefit plans	$3,099	$2,718
Shares tendered for stock option exercises	983	128
Cash paid for interest	$18,028	$17,430
Cash paid for income tax	2,018	869

Note (10)    Commitments and Contingencies

Legal Matters

Foreign Corrupt Practices Act Investigation

During the first quarter of 2004, Titan learned of allegations that improper payments under the Foreign Corrupt Practices Act (FCPA) had been made, or items of value had been provided, involving international consultants for Titan or its subsidiaries to foreign officials. The allegations, which were identified as part of internal reviews conducted by Titan and Lockheed Martin Corporation (Lockheed) in connection with their failed merger, were reported at that time to the government. Titan's Board of Directors established a committee of the Board to oversee Titan's internal review of these matters. In connection with the internal review, the SEC commenced an investigation into whether payments involving Titan's international consultants were made in violation of applicable law, particularly the FCPA. In addition, the Department of Justice (DoJ) initiated a criminal inquiry into this matter, and also initiated an investigation into whether these same alleged practices violated provisions of the United States Internal Revenue Code of 1986, as amended.

On March 1, 2005, Titan announced that it had entered into a consent to entry of a final judgment with the SEC without admitting or denying the SEC's allegations, and reached a plea agreement with the DoJ, under which Titan pled guilty to three FCPA counts related to its overseas operations. These counts consist of violations of the anti-bribery and the books and records provisions of the FCPA and aiding and assisting in the preparation of a false tax return.

In connection with the FCPA settlement, Titan made total payments of $28,500, including a DoJ-recommended fine of $13,000 and payments to the SEC of $15,500. A federal judge also imposed a three-year term of supervised probation. As part of these agreements, Titan agreed to: (1) implement a best-practices compliance program designed to detect and deter future violations of the FCPA; and (2) retain an independent consultant to review its policies and procedures with respect to FCPA compliance and to adopt the consultant's recommendations. If Titan fails to comply with its sentence or the consent to entry of a final judgment, it could be subject to additional criminal and civil fines or penalties and limitations on its ability to enter into or perform under U.S. government contracts, which would have a material adverse effect on the Company's financial position, results of operations or cash flows.

Titan has made voluntary disclosures to the U.S. Department of State of suspected violations of law discovered in the course of Titan's internal FCPA investigation. The voluntary disclosures have not yet been resolved and may result in the assessment of fines or penalties against Titan. Further, as a result of Titan's plea agreement, Titan is currently unable to obtain new export licenses for items

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2005
(in thousands, except share and per share data, or as otherwise noted)

regulated by the U.S. Department of State. Titan has been working with the U.S. Department of State to obtain relief from this licensing ineligibility rule, but there is no assurance that Titan will be able to obtain new export licenses or amendments to existing ones or to utilize licensing exemptions in the foreseeable future. In addition, Titan's privilege to export products or services under existing export licenses may also be suspended. If Titan were prevented from obtaining new licenses and/or exporting products or services under existing licenses for a significant period of time, this could breach its obligations under certain contracts and could cause Titan to suffer adverse consequences, including termination of contracts and/or claims for damages. Titan does not know when, or if, it will be able to obtain relief from the licensing ineligibility rule, or for any further export license suspensions. Certain of Titan's revenues are generated by contracts with international customers which require export licenses. For the year ended December 31, 2004, Titan had revenues of approximately $27,000 that required it to have export licenses.

On March 2, 2005, the Navy, acting on behalf of the DoD, and Titan executed an administrative settlement agreement that would allow Titan to continue to receive U.S. government contracts. The agreement imposes certain duties and limitations on Titan and provides that the Navy will monitor for three years Titan's compliance with, among other things, the FCPA and federal procurement laws and regulations. Under the agreement, the Navy agreed not to undertake any administrative action to propose Titan for debarment, but reserved the right to undertake appropriate administrative action, in its discretion, in the event of the indictment or conviction of any then-current (as of the date of execution of the agreement) officer or director of Titan or any of its wholly-owned subsidiaries arising out of continuing investigations into the underlying matters that were the subject of the Titan plea agreement or the final judgment entered by the SEC. The Justice Department is continuing its investigation of individuals involved in these matters. The Navy agreement defines "Titan" to include, among other things, Titan's "affiliates."

Titan has an ongoing obligation under its by-laws and under indemnity agreements with current and former employees to advance their costs of defense relating to the FCPA investigations and related class action and derivative litigation, subject to the individuals undertaking to repay the costs of defense if it is ultimately determined that such individual is not entitled to be indemnified by Titan.

Other Legal Matters

Titan is involved in legal actions in the normal course of its business, including audits and investigations by various governmental agencies that result from its work as a defense contractor. Titan and its subsidiaries are named as defendants in legal proceedings from time to time and third parties, including the government, may assert claims against Titan from time to time. In addition, Titan has acquired companies from time to time that have legal actions pending against them at the time of acquisition. Based upon current information, including consultation with its lawyers, Titan does not believe that the ultimate liability arising from any of these actions, including those discussed below, will materially affect its consolidated financial position. However, the March 1, 2005 FCPA settlement payment materially impacted cash flow and Titan's borrowings under its senior revolver in the first quarter of 2005. Titan's evaluation of the likely impact of these actions, including those discussed below, could change in the future and Titan could have unfavorable outcomes that it does not expect. Any of these matters could have a material adverse effect on Titan's results of operations or cash flows in a future period and could have other adverse effects on Titan's business.

Stockholder and Derivative Actions

Titan and its officers and directors are subject to several lawsuits arising out of the FCPA settlement and the failed merger with Lockheed Martin Corporation.

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2005
(in thousands, except share and per share data, or as otherwise noted)

In re Titan Inc. Securities Litigation, No. 04-CV-0701-K(NLS), is a consolidated putative class action filed before the U.S. District Court for the Southern District of California (the Federal Securities Action). The complaint alleges, among other things, that Titan and its officers and directors violated Section 10(b) of the Securities Exchange Act of 1934, as amended (the Exchange Act), and Securities and Exchange Commission (SEC) Rule 10b-5 promulgated thereunder, and Section 20(a) of the Exchange Act, by issuing a series of press releases, public statements and filings disclosing significant historical and future revenue growth, but omitting to mention certain allegedly improper payments involving international consultants in connection with Titan's international operations, thereby artificially inflating the trading price of Titan's common stock. On July 18, 2005, an amended complaint in the securities action was filed that, among other things, added the claims that were previously pled in the "Holder Actions" described in the next paragraph. The Federal Securities Action and the Holder Actions are referred to collectively as the "Securities Action."

Certain Titan officers are also parties to putative class action complaints filed in the Superior Court for the State of California in and for San Diego County (the Holder Actions). These cases include Paul Berger v. Gene W. Ray, et al., No. GIC 828346, and Robert Garfield v. Mark W. Sopp, et. al, No. GIC 828345. These actions purport to be brought on behalf of all holders of Titan common stock as of April 7, 2004. The Holder Actions allege, among other things, that the defendants breached their fiduciary duties by acquiescing in or condoning Titan's alleged violations of the FCPA by failing to establish adequate procedures to prevent the alleged FCPA violations, and by failing, in bad faith, to voluntarily report the alleged FCPA violations to government officials.

Titan's directors and certain Titan officers, with Titan as a nominal defendant, are also party to Theodore Weisgerber v. Gene Ray, et al., No. 832018, which was filed in the Superior Court for the State of California, San Diego; Robert Ridgeway v. Gene Ray, et al., No. 542-N, which was filed in Delaware Court of Chancery, New Castle County; Bernd Bildstein v. Gene Ray, et al., No. 833701, which was filed in the Superior Court for the State of California, San Diego County; and Madnick v. Gene Ray, et al., No. 1215-N, which was filed in the Delaware Court of Chancery, New Castle County (the Derivative Actions). The Derivative Actions purport to be brought for the benefit of the nominal defendant, Titan, and allege that the defendants breached their fiduciary duties by failing to monitor and supervise management in a way that would have either prevented the alleged FCPA violations or would have detected the alleged FCPA violations. The Weisgerber complaint was subsequently amended to include allegations that the defendants breached their fiduciary duties by failing to monitor and supervise management in a way that would have prevented the alleged mistreatment of prisoners at the Abu Ghraib prison in Iraq, alleged billing errors relating to the work performed by foreign nationals, and the loss of contracts with the government. On June 3, 2005, an amended complaint was filed in the Ridgeway action which added, among other things, a claim alleging that Titan's directors breached their fiduciary duty in connection with their approval of the merger with the Company. The Company was named as a defendant in the Ridgeway action for allegedly aiding and abetting this alleged breach of fiduciary duty.

On June 6, 2005, a putative class action, Gentsch v. Titan Corp. et al., No. GIC 848598, was filed in Superior Court for the State of California against Titan and its board of directors challenging the merger between Titan and the Company.

Concurrently with entering into the merger agreement relating to the merger with L-3, two memoranda of understanding were executed. First, the defendants in the Securities Action, including Titan and certain of its directors and officers, entered into a memorandum of understanding (the Securities MOU) with plaintiffs in the Federal Securities and Holder actions. Pursuant to the Securities MOU, plaintiffs and their counsel will receive $61.5 million. Second, the defendants in the Derivative Actions, including Titan and certain of its directors and officers and the Company, entered into a separate memorandum of understanding (the Derivative MOU) with plaintiffs in the Derivative

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2005
(in thousands, except share and per share data, or as otherwise noted)

Actions. As a result of negotiations by the plaintiffs in the Derivative Actions, the Company agreed to, among other things, increase the purchase price it was willing to pay for Titan's common stock to $23.10 per share of Titan's common stock and reduces the termination fee potentially payable by Titan. Pursuant to the Derivative MOU, the Company has agreed to pay any plaintiff attorneys' fees awarded by the Delaware Court of Chancery up to $5.9 million.

After the completion of confirmatory discovery, including the review by plaintiffs' counsel of certain documents of Titan and the Company and the taking of several depositions, the parties executed stipulations of settlement (i.e., the Securities Settlement and the Derivative Settlement) on July 22, 2005. The Derivative Settlement that was executed included the settlement of the Gentsch matter. The Securities Settlement was preliminarily approved on September 26, 2005 and a Final Settlement Hearing is scheduled for December 19, 2005. The Derivative Settlement was preliminarily approved on August 8, 2005 and received final approval on November 2, 2005.

SureBeam Related Litigation

In August 2002, Titan completed the spin-off of its former subsidiary, SureBeam Corporation. On January 19, 2004, SureBeam voluntarily filed for bankruptcy relief to be liquidated under Chapter 7 of the United States Bankruptcy Court. Various lawsuits have been filed against Titan and/or certain directors and executive officers of Titan in connection with SureBeam.

Titan, certain corporate officers of SureBeam, Dr. Gene Ray and Susan Golding, as SureBeam directors, and certain investment banks that served as lead underwriters for SureBeam's March 2001 initial public offering, have been named as defendants in several purported class action lawsuits filed by holders of common stock of SureBeam in the U.S. District Court. On October 6, 2003, these lawsuits were consolidated into In re SureBeam Corporation Securities Litigation, No. 03-CV-001721-JM (POR) in the U.S. District Court for the Southern District of California. The consolidated action seeks an unspecified amount of damages and alleges that each of the defendants, including Titan, as a "control person" of SureBeam within the meaning of Section 15 of the Securities Act, should be held liable under Section 11 of the Securities Act because the prospectus for SureBeam's initial public offering was allegedly inaccurate and misleading, contained untrue statements of material facts, and omitted to state other facts necessary to make the statements made therein not misleading. The consolidated action further alleges that the defendants, including Titan, as a control person of SureBeam within the meaning of Section 20(a) of the Exchange Act, should be held liable under Section 10(b) of the Exchange Act for false and misleading statements made during the period from March 16, 2001 to August 27, 2003. On January 3, 2005, the court granted in part and denied in part motions to dismiss the operative complaint. An amended complaint was filed on March 1, 2005. Titan intends to defend the claims vigorously.

On September 17, 2004, the bankruptcy trustee in the SureBeam Corporation bankruptcy pending in the United States Bankruptcy Court for the Southern District of California brought an action in San Diego Superior Court, on behalf of the bankruptcy estate, against certain directors and current and former executive officers of Titan who served at one time as directors or officers of SureBeam. The bankruptcy trustee's complaint raises claims of breach of fiduciary duties, gross mismanagement, abuse of corporate control, waste of corporate assets, breach of the duty of loyalty, unjust enrichment, breach of fiduciary duties for insider trading and violation of the California Corporation Code. Because the defendants were named by reason of the fact that they were serving as directors or officers of SureBeam at the request of Titan, Titan is covering the costs of defense of these claims, subject to indemnification agreements and bylaw provisions. L-3 has agreed to settle the bankruptcy trustee claim for $5.0 million and is in the process of working to finalize the settlement.

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2005
(in thousands, except share and per share data, or as otherwise noted)

Government Investigations

In October 2002, Titan received a grand jury subpoena from the Antitrust Division of the DoJ requesting the production of documents relating to information technology services performed for the Air Force at Hanscom Air Force Base in Massachusetts and Wright-Patterson Air Force Base in Ohio. Titan has been informed that other companies who have performed similar services have received subpoenas as well. A senior Titan employee has provided a handwriting exemplar in connection with this matter and three Titan employees have previously testified before the grand jury in exchange for receiving immunity. Titan is not aware of any illegal or inappropriate conduct and has been cooperating and will continue to cooperate fully with the investigation.

In March 2003, Titan received a subpoena from the Office of Inspector General for the National Aeronautics and Space Administration (NASA) seeking certain records relating to billing for labor services in connection with its contracts with NASA. Titan also received a subpoena from the Office of Inspector General for the General Services Administration (GSA) seeking similar records relating to billing for labor categories in connection with contracts with GSA. In response to these subpoenas, Titan has provided documents relating to billing for labor services in connection with government contracts. Titan has been informed by NASA that the NASA investigation is closed. Titan is not aware of any illegal or inappropriate conduct and has been cooperating and will continue to cooperate fully with the ongoing GSA investigation.

These investigations are ongoing, and we are unable to predict their outcome at this time. Any penalties imposed by the U.S. Government in these matters could have a material adverse effect on our financial position, results of operations or cash flows.

Other Legal Proceedings

Since June 9, 2004, two lawsuits have been filed alleging that Titan and other defendants either participated in, approved of, or condoned the mistreatment of prisoners by United States military officials in certain prison facilities in Iraq in violation of federal, state and international law. The first of these cases, Saleh v. Titan Corporation, No. 04-CV-1143 R, was filed in the United States District Court for the Southern District of California against The Titan Corporation, CACI International, Inc. (CACI), and its affiliates, and three individuals (one formally employed by Titan and one by a Titan subcontractor). Plaintiffs in Saleh seek class certification. The second case, Ibrahim v. Titan Corporation, No. 04-CV-1248, was filed on July 27, 2004, on behalf of five individual plaintiffs against Titan, CACI and CACI affiliates, and contains allegations similar to those in Saleh. Class certification has not been requested in Ibrahim. Titan intends to defend these lawsuits vigorously.

On January 23, 2004, Titan, together with its wholly-owned subsidiary, Titan Wireless, Inc., and Titan Wireless's wholly-owned subsidiary, Titan Africa, Inc., were named as defendants in Gonzales Communications, Inc. v. Titan Wireless, Inc., Titan Africa, Inc., The Titan Corporation, Geolution International Inc., and Mundi Development, Inc., a lawsuit filed in the U.S. District Court for the Southern District of California, No. 04-CV-00147 WQH (JMA). The complaint relates to the purchase by Gonzales Communications of equipment and related services under an equipment purchase agreement entered into with Titan Wireless in June 2001. Gonzales Communications contends that the equipment and services delivered were unsatisfactory. In the complaint, Gonzales Communications seeks direct damages in the amount of $0.9 million plus interest, representing the amount Gonzales Communications alleges to have previously paid under the agreement, and consequential damages of approximately $16.3 million. To date, Titan and its subsidiaries have not received payment in full under the agreement for the equipment and services that were delivered to Gonzales Communications. Titan has filed a counterclaim against Gonzales Communications for in excess of $1.2 million. On July 11, 2005, the court granted in part and denied in part Titan's motion for summary judgment. Titan intends to defend its position vigorously.

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2005
(in thousands, except share and per share data, or as otherwise noted)

On March 14, 2005, Makram Majid Chams, a former consultant of Titan filed a claim with the Preliminary Committee on Labor Disputes Settlement in Saudi Arabia. Mr. Chams alleges that Titan wrongfully terminated his consulting agreement and that he was defamed by Titan's publication in a local newspaper of a mandatory notice that he is no longer representing Titan. The plaintiff is seeking approximately $21.9 million in damages. Titan intends to defend its position vigorously.

In December 2001, the current occupants of a property formerly owned by Titan commenced an environmental action, Lefcourt Associates, Ltd. et al. v. The Thor Corporation, et al., against Titan and others in New Jersey state court. Plaintiffs contend that Titan is liable for the damages caused by hazardous waste materials originating from adjacent land to the extent that Titan purportedly provided indemnification to plaintiffs when it sold the property to them in 1986. Discovery is in progress, and we cannot predict the outcome of this litigation at this time.

Note (11)     Guarantor Condensed Consolidating Financial Statements

As discussed in Note 8, on May 15, 2003, Titan sold $200 million of 8% senior subordinated notes in a private placement. Titan used the net proceeds from the issuance of the 8% senior subordinated notes, plus borrowings of $50 million made under its revolving credit facility and additional cash on hand, to redeem all of the $250 million of the then-outstanding 5¾% HIGH TIDES convertible preferred securities. The redemption of HIGH TIDES occurred on June 4, 2003.

Following are consolidating condensed balance sheets as of June 30, 2005 (unaudited) and December 31, 2004, and unaudited statements of operations for the three and six months ended June 30, 2005 and 2004, and statements of cash flows for the six months ended June 30, 2005 and 2004 for the Guarantor Subsidiaries and the Non-guarantor Subsidiaries as defined below. The following consolidated condensed financial statements present financial information for:

Parent: The Titan Corporation on a stand-alone basis.

Guarantor Subsidiaries: All directly and indirectly owned domestic subsidiaries of Parent other than Cayenta Inc. on a stand-alone basis.

Non-guarantor Subsidiaries: Cayenta Inc., and all direct and indirect subsidiaries of Parent that are not organized under the laws of the United States, any state of the United States or the District of Columbia and that conduct substantially all business operations outside the United States.

Reclassifications and Eliminations:     Entries that eliminate the investment in subsidiaries and intercompany balances and transactions.

The Titan Corporation and Subsidiaries:     The financial information for The Titan Corporation on a condensed consolidated basis.

The classification of operating entities within each of the columns is based on the legal status of the entity as of June 30, 2005. Accordingly, certain legal entities that existed in prior years that have been merged into Titan as of June 30, 2005 have been reclassified in the prior year condensed financial statements to conform to the current year presentation.

The Titan Corporation
Condensed Consolidating Parent Company, Guarantor and Non-guarantor
Statement of Operations
For the Three Months Ended June 30, 2005
(Unaudited)
(In thousands)

	Parent	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Reclassifications and Eliminations	The Titan Corporation and Subsidiaries
Revenues	$598,641	$20,031	$2,720	$(1,059)	$620,333
Costs and expenses:
Cost of revenues	498,893	16,895	2,631	(974)	517,445
Selling, general and administrative	44,369	955	1,298	—	46,622
Research and development	3,579	692	—	—	4,271
Mergers, investigations and settlements cost	74,260	—	—	—	74,260
Total costs and expenses	621,101	18,542	3,929	(974)	642,598
Operating profit (loss)	(22,460)	1,489	(1,209)	(85)	(22,265)
Interest expense	(10,278)	—	(85)	—	(10,363)
Interest income	239	3	1	—	243
Net gain on sale of investments	1,484	—	—	—	1,484
Income (loss) from continuing operations before income taxes	(31,015)	1,492	(1,293)	(85)	(30,901)
Income tax provision (benefit)	14,753	553	(479))	(32)	14,795
Income (loss) from continuing operations	(45,768)	939	(814)	(53)	(45,696)
Income (loss) from discontinued operations, net of taxes	(567)	2,129	—	—	1,562
Earnings (loss) before equity in earnings of subsidiaries	(46,335)	3,068	(814)	(53)	(44,134)
Equity in losses of subsidiaries	2,254	—	—	(2,254)	—
Net earnings (loss)	$(44,081)	$3,068	$(814)	$(2,307)	$(44,134)

The Titan Corporation
Condensed Consolidating Parent Company, Guarantor and Non-guarantor
Statement of Operations
For the Six Months Ended June 30, 2005
(Unaudited)
(In thousands)

	Parent	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Reclassifications and Eliminations	The Titan Corporation and Subsidiaries
Revenues	$1,140,313	$36,304	$4,661	$(1,952)	$1,179,326
Costs and expenses:
Cost of revenues	954,356	31,056	4,323	(1,795)	987,940
Selling, general and administrative	83,095	2,317	1,803	—	87,215
Research and development	6,938	923	—	—	7,861
Mergers, investigations and settlements cost	80,078	—	—	—	80,078
Total costs and expenses	1,124,467	34,296	6,126	(1,795)	1,163,094
Operating profit (loss)	15,846	2,008	(1,465)	(157)	16,232
Interest expense	(20,250)	—	(85)	—	(20,335)
Interest income	526	3	3	—	532
Net gain on sale of investments	1,484	—	—	—	1,484
Income (loss) from continuing operations before income taxes	(2,394)	2,011	(1,547)	(157)	(2,087)
Income tax provision (benefit)	25,342	744	(572)	(58)	25,456
Income (loss) from continuing operations	(27,736)	1,267	(975)	(99)	(27,543)
Income (loss) from discontinued operations, net of taxes	(578)	2,999	—	—	2,421
Earnings (loss) before equity in earnings of subsidiaries	(28,314)	4,266	(975)	(99)	(25,122)
Equity in losses of subsidiaries	3,291	—	—	(3,291)	—
Net earnings (loss)	$(25,023)	$4,266	$(975)	$(3,390)	$(25,122)

The Titan Corporation
Condensed Consolidating Parent Company, Guarantor and Non-guarantor
Statement of Operations
For the Three Months Ended June, 2004
(Unaudited)
(In thousands)

	Parent	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Reclassifications and Eliminations	The Titan Corporation and Subsidiaries
Revenues	$491,387	$20,235	$5,611	$(2,301)	$514,932
Costs and expenses:
Cost of revenues	410,699	18,013	11,135	(1,765)	438,082
Selling, general and administrative	36,209	(4)	1,938	––	38,143
Research and development	3,952	743	––	––	4,695
Merger, investigation and settlement costs	34,423	––	––	––	34,423
Asset impairment charges	5,500	––	9,995	––	15,495
Total costs and expenses	490,783	18,752	23,068	(1,765)	530,838
Operating profit (loss)	604	1,483	(17,457)	(536)	(15,906)
Interest expense	(9,158)	––	––	––	(9,158)
Interest income	228	––	12	––	240
Income (loss) from continuing operations before income taxes	(8,326)	1,483	(17,445)	(536)	(24,824)
Income tax provision (benefit)	6,667	593	(6,978)	(214)	68
Income (loss) from continuing operations	(14,993)	890	(10,467)	(322)	(24,892)
Loss from discontinued operations, net of taxes	(23,991)	(16,595)	(1,074)	––	(41,660)
Earnings (loss) before equity in earnings of subsidiaries	(38,984)	(15,705)	(11,541)	(322)	(66,552)
Equity in losses of subsidiaries	(27,246)	––	––	27,246	––
Net earnings (loss)	$(66,230)	$(15,705)	$(11,541)	$26,924	$(66,552)

The Titan Corporation
Condensed Consolidating Parent Company, Guarantor and Non-guarantor
Statement of Operations
For the Six Months Ended June 30, 2004
(Unaudited)
(In thousands)

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Reclassifications and Eliminations	The Titan Corporation and Subsidiaries
Revenues	$927,320	$32,283	$13,305	$(3,954)	$968,954
Costs and expenses:
Cost of revenues	775,597	28,757	19,368	(3,368)	820,354
Selling, general and administrative	69,517	1,223	3,292	––	74,032
Research and development	7,129	984	––	––	8,113
Merger, investigation and settlement costs	52,002	––	––	––	52,002
Asset impairment charges	5,500	––	9,995	––	15,495
Total costs and expenses	909,745	30,964	32,655	(3,368)	969,996
Operating profit (loss)	17,575	1,319	(19,350)	(586)	(1,042)
Interest expense	(18,274)	––	––	––	(18,274)
Interest income	391	––	12	––	403
Gain (loss) on sale of assets	863	(300)	––	––	563
Income (loss) from continuing operations before income taxes	555	1,019	(19,338)	(586)	(18,350)
Income tax provision (benefit)	10,472	408	(7,735)	(234)	2,911
Income (loss) from continuing operations	(9,917)	611	(11,603)	(352)	(21,261)
Loss from discontinued operations, net of taxes	(24,158)	(17,209)	(865)	––	(42,232)
Loss before equity in losses of subsidiaries	(34,075)	(16,598)	(12,468)	(352)	(63,493)
Equity in losses of subsidiaries	(29,066)	––	––	29,066	––
Net earnings (loss)	$(63,141)	$(16,598)	$(12,468)	$28,714	$(63,493)

The Titan Corporation
Condensed Consolidating Parent Company, Guarantor and Non-guarantor
Balance Sheet
As of June 30, 2005
(Unaudited)
(In thousands)

	Parent	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Reclassifications and Eliminations	The Titan Corporation and Subsidiaries
Assets
Current Assets:
Cash and cash equivalents	$19,578	$2,776	$751	$—	$23,105
Accounts receivable—net	512,586	22,027	10,602	—	545,215
Inventories	24,874	—	—	—	24,874
Prepaid expenses and other	31,648	338	442	(156)	32,272
Deferred income taxes	69,270	—	—	—	69,270
Current assets of discontinued operations	—	3,389	—	—	3,389
Total current assets	657,956	28,530	11,795	(156)	698,125
Property and equipment—net	53,610	753	499	—	54,862
Goodwill	457,803	43,160	59	—	501,022
Other assets—net	55,934	4,673	82	—	60,689
Deferred income taxes	49,935	—	—	—	49,935
Non-current assets of discontinued operations	—	17,924	—	—	17,924
Intercompany investments, advances and liabilities —net	382,745	(230,138)	(152,607)	—	—
Total assets	$1,657,983	$(135,098)	$(140,172)	$(156)	$1,382,557
Liabilities and Stockholders' Equity
Current Liabilities:
Current portion of amounts outstanding under line of credit	$3,500	$—	$—	$—	$3,500
Accounts payable	107,443	4,295	164	—	111,902
Current portion of long-term debt	36	—	—	—	36
Accrued compensation and benefits	108,817	2,633	557	—	112,007
Other accrued liabilities	153,298	2,040	1,303	—	156,641
Current liabilities of discontinued operations	6,163	2,038	—	—	8,201
Total current liabilities	379,257	11,006	2,024	—	392,287
Long-term portion of amounts outstanding under line of credit	382,282	987	—	—	383,269
Senior subordinated notes	200,000	—	—	—	200,000
Other long-term debt	469	—	—	—	469
Other non-current liabilities	48,221	—	143	—	48,364
Non-current liabilities of discontinued operations	9,395	17,924	—	—	27,319
Stockholders' equity (deficit)	638,359	(165,015)	(142,339)	(156)	330,849
Total liabilities and equity	$1,657,983	$(135,098)	$(140,172)	$(156)	$1,382,557

The Titan Corporation
Condensed Consolidating Parent Company, Guarantor and Non-guarantor
Balance Sheet
As of December 31, 2004
(In thousands)

	Parent	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Reclassifications and Eliminations	The Titan Corporation and Subsidiaries
Assets
Current Assets:
Cash and cash equivalents	$17,364	$(611)	$(81)	$—	$16,672
Accounts receivable—net	484,664	15,973	14,749	—	515,386
Inventories	21,336	—	—	—	21,336
Prepaid expenses and other	28,885	501	230	(577)	29,039
Deferred income taxes	95,390	—	—	—	95,390
Current assets of discontinued operations	—	1,665	—	—	1,665
Total current assets	647,639	17,528	14,898	(577)	679,488
Property and equipment—net	56,243	427	872	—	57,542
Goodwill	456,033	8,377	59	—	464,469
Other assets—net	61,325	21	72	—	61,418
Deferred income taxes	52,647	—	—	—	52,647
Non-current assets of discontinued operations	—	26,469	—	26,469
Intercompany investments, advances and liabilities—net	321,296	(171,744)	(149,552)	—	—
Total assets	$1,595,183	$(118,922)	$(133,651)	$(577)	$1,342,033
Liabilities and Stockholders' Equity
Current Liabilities:
Current portion of amounts outstanding under line of credit	$3,500	$—	$—	$—	$3,500
Accounts payable	107,991	7,296	745	116,032
Current portion of long-term debt	500	—	—	—	500
Accrued compensation and benefits	93,412	2,213	2,743	—	98,368
Other accrued liabilities	109,536	3,339	2,293	—	115,168
Current liabilities of discontinued operations	6,872	14,123	—	—	20,995
Total current liabilities	321,811	26,971	5,781	—	354,563
Long-term portion of amounts outstanding under line of credit	352,750	—	—	—	352,750
Senior subordinated debt	200,000	—	—	—	200,000
Other long-term debt	491	—	—	—	491
Other non-current liabilities	50,899	—	1,932	—	52,831
Non-current liabilities of discontinued operations	9,931	23,387	—	—	33,318
Stockholders' equity (deficit)	659,301	(169,280)	(141,364)	(577)	348,080
Total liabilities and equity	$1,595,183	$(118,922)	$(133,651)	$(577)	$1,342,033

The Titan Corporation
Condensed Consolidating Parent Company, Guarantor and Non-guarantor
Statement of Cash Flows
For the Six Months Ended June 30, 2005
(Unaudited)
(In thousands)

	Parent	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Reclassifications and Eliminations	The Titan Corporation and Subsidiaries
Cash Flows from Operating Activities:
Income (loss) from continuing operations	$(27,471)	$1,267	$(975)	$(364)	$(27,543)
Adjustments to reconcile income (loss) from continuing operations to net cash used for continuing operations	52,901	(8,297)	(1,390)	364	43,578
Net cash used by continuing operations	25,430	(7,030)	(2,365)	—	16,035
Income (loss) from discontinued operations	(578)	2,999	—	—	2,421
Adjustments to reconcile income (loss) from discontinued operations to cash used for discontinued operations	4,541	(10,727)	—	—	(6,186)
Net cash provided (used) by discontinued operations	3,963	(7,728)	—	—	(3,765)
Net cash used by operating activities	29,393	(14,758)	(2,365)	—	12,270
Cash Flows from Investing Activities:
Capital expenditures	(3,841)	(230)	(87)	—	(4,158)
Acquisition of business, net of cash acquired	(39,844)	—	—		(39,844)
Proceeds from sale of investments and net assets	4,115	—	—	—	4,115
Earnout payment related to prior year acquisition	(658)	—	—	—	(658)
Proceeds (payments) on intercompany investments, advances and liabilities	(21,604)	18,549	3,055	—	—
Other	(295)	—	229	—	(66)
Net cash provided (used ) by investing activities	(62,127)	18,319	3,197	—	(40,611)
Cash Flows from Financing Activities:
Retirement of debt	(486)	—	—	—	(486)
Additions to debt	30,519	—	—	—	30,519
Proceeds from exercise of stock options and other	4,757	—	—	—	4,757
Other	158	(174)	—	—	(16)
Net cash provided (used) by financing activities	34,948	(174)	—	—	34,774
Net decrease in cash and cash equivalents	2,214	3,387	832	—	6,433
Cash and cash equivalents at beginning of year	17,364	(611)	(81)	—	16,672
Cash and cash equivalents at end of period	$19,578	$2,776	$751	$—	$23,105

The Titan Corporation
Condensed Consolidating Parent Company, Guarantor and Non-guarantor
Statement of Cash Flows
For the Six Months Ended June 30, 2004
(Unaudited)
(In thousands)

	Parent	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Reclassifications and Eliminations	The Titan Corporation and Subsidiaries
Cash Flows from Operating Activities:
Income (loss) from continuing operations	$(9,917)	$611	$(11,603)	$(352)	$(21,261)
Adjustments to reconcile income (loss) from continuing operations to net cash used for continuing operations	(18,665)	(7,326)	10,980	352	(14,659)
Net cash used for continuing operations	(28,582)	(6,715)	(623)	—	(35,920)
Loss from discontinued operations	(24,158)	(17,209)	(865)	—	(42,232)
Adjustments to reconcile loss from discontinued operations to cash provided by (used for) discontinued operations	16,402	11,753	15,209	—	43,364
Net cash provided by (used for) discontinued operations	(7,756)	(5,456)	14,344	—	1.132
Net cash provided by (used for) operating activities	(36,338)	(12,171)	13,721	—	(34,788)
Cash Flows from Investing Activities:
Capital expenditures	(6,494)	(10,001)	(281)	—	(16,776)
Proceeds from sale of investments and net assets	2,494	386	—	—	2,880
Earnout payment related to prior year acquisition	(2,460)	—	—	—	(2,460)
Other investments	(1,243)	—	—	—	(1,243)
Proceeds (payments) on intercompany investments, advances and liabilities	(6,078)	22,072	(15,994)	—	—
Other	706	27	370	—	1,103
Net cash provided by (used for) investing activities	(13,075)	12,484	(15,905)	—	(16,496)
Cash Flows from Financing Activities:
Additions to debt	49,125	—	—	—	49,125
Retirement of debt	(241)	—	—	—	(241)
Preferred stock redemption	(12,518)	—	—	—	(12,518)
Proceeds from exercise of stock options and other	13,566	—	—	—	13,566
Dividends paid	(190)	—	—	—	(190)
Other	(35)	(174)	(11)	—	(220)
Net cash provided by (used for) financing activities	49,707	(174)	(11)	—	49,522
Effect of exchange rate changes on cash	—	—	215	—	215
Net increase (decrease) in cash and cash equivalents	294	139	(1,980)	—	(1,547)
Cash and cash equivalents at beginning of year	25,950	(941)	1,965	—	26,974
Cash and cash equivalents at end of period	$26,244	$(802)	$(15)	$—	$25,427